FOR IMMEDIATE RELEASE
November 9, 2023

TEGNA Inc. Enters Into $325 Million Accelerated Share Repurchase Agreement

TEGNA has committed this year to nearly $800 million in share repurchases

Tysons, Va. – TEGNA Inc. (NYSE: TGNA) today announced that it has entered into an accelerated share repurchase agreement (“ASR”) with JPMorgan Chase Bank, National Association (“JPMorgan”).

Under the terms of the ASR, TEGNA will repurchase $325 million in TEGNA common shares from JPMorgan, with an initial delivery of approximately 17.3 million shares on November 13, 2023. The final number of shares to be repurchased will be based on the average daily volume-weighted average price of TEGNA shares during the term of the ASR, less a discount and subject to customary adjustments pursuant to the terms of the ASR. The final settlement of the ASR is expected to be completed by the end of the first quarter of 2024, subject to acceleration at JPMorgan’s discretion.

TEGNA completed its initial $300 million ASR program on August 31, 2023, earlier than anticipated. Following the completion of the initial ASR and before entering TEGNA’s third quarter blackout period on September 16, the Company opportunistically repurchased an incremental $28 million of shares taking advantage of attractive market pricing. The repurchases were made under TEGNA’s existing share repurchase program approved by the Board of Directors in December of 2020.

The initial $300 million ASR program reduced the Company’s outstanding shares by approximately 18 million, including final settlement of approximately 3 million shares.

Since the termination of the merger agreement, TEGNA has committed this year to nearly $800 million in share repurchases with approximately 45-50 million1 shares that will be retired by end of March 2024, which is more than twenty percent of shares outstanding prior to these actions. As of September 30, 2023, TEGNA had retired a total of 28.7 million shares.

About TEGNA

TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. With 64 television stations in 51 U.S. markets, TEGNA is the largest owner of top 4 network affiliates in the top 25 markets among independent station groups, reaching approximately 39 percent of all television households nationwide. TEGNA also owns leading multicast networks True Crime Network, Twist and Quest. TEGNA offers innovative solutions to help businesses reach consumers across television, digital and over-the-top (OTT) platforms, including Premion, TEGNA’s OTT advertising service. For more information, visit www.TEGNA.com.

[1] Share retirement projection based on TEGNA Inc. November 6, 2023, close price of $15.41. Actual share retirement will depend on future share prices of TEGNA. As a result, actual share retirement may vary from this projection.

Forward-Looking Statements

This communication includes forward-looking statements with the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in the communication, the words “believes,” “estimates,” “plans,” “expects,” “should,” “could,” “outlook,” and “anticipates” and similar expressions as they relate to the Company or its management financial results are intended to identify forward-looking statements. Forward-looking statements in this communication may include, without limitation, statements regarding anticipated growth rates and the Company's plans, objectives and expectations. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements, many of which are outside the Company’s control. These risks, uncertainties and other factors include, but are not limited to, risks and uncertainties related to: changes in the market price of the Company’s shares, general market conditions; constraints, volatility, or disruptions in the capital markets; the possibility that the Company’s share repurchases, including through ASR programs, may not enhance long-term stockholder value; the possibility that share repurchases could increase the volatility of the price of the Company’s common stock; legal proceedings, judgments or settlements; the response of customers, suppliers and business partners to the Company’s plans, operations and business as a standalone company; the Company’s ability to re-price or renew subscribers; potential regulatory actions; changes in consumer behaviors and impacts on and modifications to TEGNA's operations and business relating thereto; other business effects, including the effects of industry, market, economic, political or regulatory conditions; information technology system failures, data security breaches, data privacy compliance, network disruptions, and cybersecurity, malware or ransomware attacks; and economic, competitive, governmental, technological and other factors and risks that may affect the Company’s operations or financial results, which are discussed in our Annual Report on Form 10-K.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of the Company. Each such statement speaks only as of the day it was made. We undertake no obligation to update or to revise any forward-looking statements.

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For media inquiries, contact:
Anne Bentley
Vice President, Corporate Communications
703-873-6366
abentley@TEGNA.com

For investor inquiries, contact:
Julie Heskett
Senior Vice President, Financial Planning & Analysis
703-873-6747
investorrelations@TEGNA.com